n e w s r e l e a s e

Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Lisa Stoner Humana Investor Relations (502) 580-2652 e-mail: LStamper@humana.com
Mark Taylor
Humana Corporate Communications
(317) 753-0345
e-mail: MTaylor108@humana.com

Humana Reports First Quarter 2022 Financial Results;
Raises Full Year 2022 Adjusted EPS Financial Guidance

•Reports 1Q22 earnings per diluted common share of $7.29 on a GAAP basis, while reporting Adjusted EPS of $8.04
•Updates FY 2022 EPS guidance to 'approximately $22.98' on a GAAP basis; raises to 'approximately $24.50' on an Adjusted basis, which continues to contemplate an explicit COVID-19 related headwind of $1.00 per share
•Reaffirms FY 2022 expected individual Medicare Advantage membership growth range of approximately 150,000 to 200,000

LOUISVILLE, KY (April 27, 2022) – Humana Inc. (NYSE: HUM) today reported consolidated pretax results and diluted earnings per common share for the quarter ended March 31, 2022 (1Q22) versus the quarter ended March 31, 2021 (1Q21) as noted in the tables below.

Consolidated income before income taxes and equity in earnings (pretax income) In millions	1Q22 (a)	1Q21 (b)
Generally Accepted Accounting Principles (GAAP)	$1,220	$1,040
Amortization associated with identifiable intangibles	19	15
Transaction and integration costs associated with the Kindred at Home acquisition	17	—
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(21)	115
Change in fair market value of publicly-traded equity securities	109	85
Adjusted (non-GAAP)	1,344	$1,255

Diluted earnings per common share (EPS)	1Q22 (a)	1Q21 (b)
GAAP	$7.29	$6.39
Amortization associated with identifiable intangibles	0.11	0.08
Transaction and integration costs associated with the Kindred at Home acquisition	0.10	—
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(0.12)	0.69
Change in fair market value of publicly-traded equity securities	0.66	0.51
Adjusted (non-GAAP)	$8.04	$7.67

“We are pleased with our strong start to the year, with all our business lines performing well,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “Our updated full year Adjusted earnings per share guidance of ‘approximately $24.50’ represents 19 percent growth over our actual 2021 results. We’re also making strong progress in our plans for significantly improving Medicare Advantage membership growth in 2023, including work underway with our distribution partners, and steps we’re taking to improve retention. The $1 billion value creation initiative we introduced last quarter is developing as expected, creating capacity to further enhance our Medicare offerings and expand our Healthcare Services capabilities.”
Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year comparisons.
In addition, below is a summary of key consolidated and segment statistics comparing 1Q22 to 1Q21.

Humana Inc. Summary of Quarterly Results (dollars in millions, except per share amounts and percentages)	1Q22 (a)	1Q21 (b)

CONSOLIDATED
Revenues - GAAP	$23,970	$20,668
Revenues - Adjusted	$24,079	$20,753
Pretax income - GAAP	$1,220	$1,040
Pretax income - Adjusted	$1,344	$1,255
Diluted EPS - GAAP	$7.29	$6.39
Diluted EPS - Adjusted	$8.04	$7.67
Benefits expense ratio - GAAP	86.4%	85.9%
Operating cost ratio - GAAP	12.0%	9.7%
Operating cash flows - GAAP	$302	($837)
Parent company cash and short-term investments	$1,096	$547
Debt-to-total capitalization	45.8%	33.9%

RETAIL SEGMENT
Revenues - GAAP	$21,351	$18,648
Benefits expense ratio - GAAP	88.0%	87.7%
Operating cost ratio - GAAP	8.0%	7.8%
Segment earnings - GAAP	$784	$794
Segment earnings - Adjusted	$788	$798

GROUP AND SPECIALTY SEGMENT
Revenues - GAAP	$1,613	$1,737
Benefits expense ratio - GAAP	74.7%	74.7%
Operating cost ratio - GAAP	25.7%	22.9%
Segment earnings - GAAP	$132	$174
Segment earnings - Adjusted	$133	$175

HEALTHCARE SERVICES SEGMENT
Revenues - GAAP	$8,688	$7,198
Operating cost ratio - GAAP	94.2%	96.0%
Segment earnings attributable to Humana - GAAP	$446	$269
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (c)	$499	$329

2022 Earnings Guidance

The company is pleased its strong start to the year has enabled it to raise its Adjusted EPS guidance for the year ending December 31, 2022 (FY22) by $0.50 per share to ‘approximately $24.50’, representing 19 percent growth over the FY 2021 Adjusted EPS. Importantly, this updated guidance continues to include a $1.00 embedded COVID headwind, as well as the estimated dilutive impact related to the pending divestiture of the company's 60 percent ownership of Kindred at Home's Hospice and Personal Care divisions.

The outperformance in 1Q22 is primarily driven by the following items, which have been considered in the company's updated full year guidance:

•lower than expected administrative expenses, some of which are timing in nature; and
•strong results in the company's pharmacy business fueled by membership favorability, higher than expected mail-order utilization, and lower unit cost due to favorable underlying drug mix; the company expects the favorability to persist throughout the year, although with some moderation, as previous estimates contemplated increasing mail-order penetration rates over the course of the year.

All other lines of business are performing as expected or slightly positive, further contributing to the company's strong quarter.

Additional FY 2022 guidance points are included in the table on page 18 of this earnings release.

Diluted earnings per common share	FY 2022 Guidance (d)	FY 2021 (e)
GAAP	approximately $22.98	$22.67
Amortization of identifiable intangibles	0.44	0.39
Gain on Kindred at Home equity method investment	—	(8.73)
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(0.12)	3.56
Transaction and integration costs associated with the Kindred at Home acquisition	0.54	0.72
Change in fair market value of publicly-traded equity securities	0.66	2.03
Adjusted (non-GAAP) – FY 2022 projected; FY 2021 reported	approximately $24.50	$20.64
2023 Final Rate Notice

On April 4, 2022, Centers for Medicare & Medicaid Services (CMS) published its Announcement of Calendar Year 2023 Medicare Advantage Capitation Rates and Part C and Part D Payment Policies (the Final Rate Notice). The company expects the Final Rate Notice to result in a 4.6 percent rate increase for non-end stage renal disease (ESRD) Medicare Advantage business, excluding the impact of Employer Group Waiver Plan funding changes. The company’s 4.6 percent rate increase compares to CMS’s estimate for the sector of 5.0 percent on a comparable basis, with the variance primarily driven by average Star ratings, as well as county rebasing and the company's geographic footprint. CMS also establishes separate rates of payment for ESRD beneficiaries enrolled in Medicare Advantage plans. The company expects the Final Rate Notice to result in a 6.8 percent rate increase in 2023 for ESRD beneficiaries, which reflects CMS’s United States Per Capita Cost trend of 9.6 percent, offset by 2.8 percent for ESRD risk model change impacts.

Humana Consolidated Highlights

Consolidated results (in millions, except per share amounts and percentages)	1Q22 (a)	1Q21 (b)

Revenues - GAAP	$23,970	$20,668
Revenues - Adjusted	$24,079	$20,753
Pretax income - GAAP	$1,220	$1,040
Pretax income - Adjusted	$1,344	$1,255
Diluted EPS - GAAP	$7.29	$6.39
Diluted EPS - Adjusted	$8.04	$7.67
Benefits expense ratio - GAAP	86.4%	85.9%
Operating cost ratio - GAAP	12.0%	9.7%
Operating cash flows - GAAP	$302	($837)
Parent company cash and short-term investments	$1,096	$547
Debt-to-total capitalization	45.8%	33.9%
Consolidated revenues
GAAP consolidated revenues for 1Q22 increased $3.30 billion, or 16 percent, from 1Q21. The favorable year-over-year comparison was primarily driven by the following factors:
•individual Medicare Advantage and state-based contracts membership growth,
•higher per member individual Medicare Advantage premiums, and
•the impact of Kindred at Home revenues from external customers (prior to the third quarter of 2021, Kindred at Home's results were non-consolidating reflective of Humana's minority ownership interest).
These increases were partially offset by the following factors:
•declining year-over-year membership associated with the company's group commercial medical products; and
•lower investment income in 1Q22 as a result of unfavorable fair value adjustments to the company's publicly-traded equity securities.
Consolidated benefits expense
The year-over-year increase in the quarterly GAAP consolidated benefit ratio reflects the anticipated lower favorable prior period medical claims reserve development (Prior Period Development) as further described below, partially offset by higher per member individual Medicare Advantage premiums and lower admissions per thousand (APT) associated with the Medicare Advantage business.

Prior Period Medical Claims Reserve Development (Prior Period Development)
The higher levels of favorable Prior Period Development in 2021 reflected the reversal of actions taken in 2020, including the suspension of certain financial recovery programs for a period of time to provide financial and administrative relief for providers facing unprecedented strain as a result of the pandemic.

Consolidated Favorable Prior Period Development, $ in millions Basis point (bps)	First Quarter
Prior Period Development from prior years recognized in 2022	$360
Decrease to benefit ratio	(160 bps)
Prior Period Development from prior years recognized in 2021	$555
Decrease to benefit ratio	(280 bps)
Excluding the impact of the favorable Prior Period Development, the consolidated benefit ratio would have been 88.0 percent in 1Q22 compared to 88.7 percent in 1Q21.
Consolidated operating expenses
The 230 basis point increase in the GAAP consolidated operating cost ratio from 1Q21 to 1Q22 primarily related to the the impact of the consolidation of Kindred at Home operations; the business has a significantly higher operating cost ratio than the company's historical consolidated operating cost ratio.
This increase was partially offset by scale efficiencies associated with growth in the company's individual Medicare Advantage membership.
Balance sheet
•Days in claims payable (DCP) of 43.0 days at March 31, 2022 represented a decrease of 0.7 days from 43.7 days at December 31, 2021, and a decrease of 2.0 days from 45.0 days at March 31, 2021.
Prior to the COVID-19 pandemic, the company typically reported a DCP of approximately 40 days.
Changes are outlined in the DCP rollforward on page S-12 of the statistical supplement included in this release.
•During 1Q22, the company closed on a public senior note offering of $750 million; the 3.700 percent senior notes are due in 2029. The company used the net proceeds from the offering for general corporate purposes, which included the repayment of borrowings under the company's commercial paper program.
•Humana's debt-to-total capitalization at March 31, 2022 increased 210 basis points to 45.8 percent from 43.7 percent at December 31, 2021. The increase primarily resulted from the issuance of the company's senior notes as described above, as well as the impact of the previously disclosed share repurchases under an accelerated stock repurchase (ASR) program. These increases were partially offset by the impact of 1Q22 net earnings and commercial paper repayments.
The company intends to use the majority of its proceeds resulting from the divestiture of Kindred at Home's Hospice and Personal Care divisions for the repayment of debt. The company anticipates its debt-to-total capitalization ratio to be approximately 40 percent at the end of 2022.
Operating cash flows

•Cash flows provided by operations of $302 million in 1Q22 compared to cash flows used in operations of $837 million in 1Q21, an increase of $1.14 billion year over year. The favorable comparison primarily reflects the 1Q21 cash flow impact related to the pay down of claims inventory and capitation for provider surplus amounts earned in 2020, as well as additional provider support, combined with other favorable working capital items and higher earnings in 1Q22.
Share repurchases

1Q22
Total Number of Shares Repurchased	2,431,200*
Average Price Paid per Share	$411.32
Remaining Repurchase Authorization as of April 26, 2022	$2 billion
*Represents shares purchased under previously announced January 2022 $1.00 billion ASR program that is part of the $3.00 billion repurchase program authorized by the Board of Directors on February 18, 2021. Final settlement of the January 2022 ASR was completed during 1Q 2022.

Humana’s Retail Segment
This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide services under the Medicaid program, including Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with Centers for Medicare & Medicaid Services (CMS) to administer the Limited Income Newly Eligible Transition (LINET) prescription drug plan (PDP) program.

Retail segment results in millions, except percentages	1Q22	1Q21
Revenues - GAAP	$21,351	$18,648
Benefits expense ratio - GAAP	88.0%	87.7%
Operating cost ratio - GAAP	8.0%	7.8%
Segment earnings - GAAP	$784	$794
Segment earnings - Adjusted (a, b)	$788	$798
Retail segment revenues:
The 1Q22 revenues for the Retail segment increased by $2.70 billion, or 14 percent, from 1Q21 primarily reflecting the following items:
•individual Medicare Advantage and state-based contracts membership growth; and
•higher per member individual Medicare Advantage premiums.
Retail segment benefits expense:
The 30 basis point increase in the 1Q22 Retail segment benefit ratio from 1Q21 reflects the anticipated lower favorable Prior Period development, partially offset by the impact of higher per member individual Medicare Advantage premiums and lower APT associated with the Medicare Advantage business.

Prior Period Development

Retail Segment Favorable Prior Period Development, $ in millions Basis point (bps)	First Quarter
Prior Period Development from prior years recognized in 2022	$328
Decrease to benefit ratio	(150 bps)
Prior Period Development from prior years recognized in 2021	$463
Decrease to benefit ratio	(250 bps)
Excluding the impact of the favorable Prior Period Development, the segment's benefit ratio would have been 89.5 percent in 1Q22 compared to 90.2 percent in 1Q21.
Retail segment operating costs:
The 20 basis point increase in the segment's operating cost ratio in 1Q22 from 1Q21 primarily reflects the following factors:
•additional marketing costs in 1Q22 to support individual Medicare Advantage growth; and
•strategic technology investments to position the segment for long-term success.
These factors were partially offset by scale efficiencies associated with growth in the company's individual Medicare Advantage membership.
Retail segment enrollment:

			Year-over-Year Change			Sequential Change
	March 31, 2022	March 31, 2021	Amount	Percent	December 31, 2021	Amount	Percent
Medical Membership:
Individual Medicare Advantage	4,538.2	4,291.3	246.9	5.8%	4,409.1	129.1	2.9%
Group Medicare Advantage	562.2	556.7	5.5	1.0%	560.6	1.6	0.3%
Total Medicare Advantage	5,100.4	4,848.0	252.4	5.2%	4,969.7	130.7	2.6%
Medicare stand-alone PDP	3,607.0	3,666.2	(59.2)	-1.6%	3,606.2	0.8	—%
Total Medicare	8,707.4	8,514.2	193.2	2.3%	8,575.9	131.5	1.5%
State-based contracts and other	1,010.3	838.9	171.4	20.4%	940.1	70.2	7.5%
Medicare Supplement	318.4	328.1	(9.7)	-3.0%	331.9	(13.5)	-4.1%
Total Retail	10,036.1	9,681.2	354.9	3.7%	9,847.9	188.2	1.9%
Individual Medicare Advantage
The year-over-year and sequential increases were primarily due to membership additions associated with the most recent Annual Election Period (AEP). The year-over-year growth was further impacted by the continued enrollment resulting from special elections, age-ins, and Dual Eligible Special Need Plans (D-SNP) membership.

Individual Medicare Advantage membership includes 640,600 Dual Eligible Special Need Plans (D-SNP) members as of March 31, 2022 a net increase of 139,500, or 28 percent, from 501,100 as of March 31, 2021, and up 64,500, or 11 percent, from 576,100 as of December 31, 2021.
State-based contracts
The year-over-year and sequential growth continues to reflect the suspension of state eligibility redetermination efforts due to the currently enacted public health emergency (PHE).

Humana’s Group and Specialty Segment
This segment consists of the company’s employer group fully-insured commercial medical products and specialty insurance benefits marketed to individuals and groups, including dental, vision, and life insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses.

Group and Specialty segment results in millions, except percentages	1Q22	1Q21
Revenues - GAAP	$1,613	$1,737
Benefits expense ratio - GAAP	74.7%	74.7%
Operating cost ratio - GAAP	25.7%	22.9%
Segment earnings - GAAP	$132	$174
Segment earnings - Adjusted (a,b)	$133	$175
Group and Specialty segment revenues:
Revenues for the Group and Specialty segment in 1Q22 decreased $124 million, or 7 percent, from segment revenues in 1Q21. This decrease was primarily due to the anticipated decline in the company's fully-insured commercial medical and ASO commercial membership, partially offset by higher per member premiums across the fully-insured commercial business.
Group and Specialty segment benefits expense:
The segment's 1Q22 benefit ratio was inline with the Group and Specialty segment's 1Q21 ratio. The 1Q22 ratio reflects the anticipated lower favorable Prior Period Development, partially offset by the following factors:
•company's pricing and benefit design efforts to address COVID-19 and increase profitability,
•less severe COVID-19 impact within the fully-insured commercial business due to the enrolled population's vaccination rate in 1Q22 compared to 1Q21, and
•the impact of the specialty product's lower benefit ratio, as the segment results now reflect a higher mix of the specialty business.

Prior Period Development

Group and Specialty Segment Favorable Prior Period Development (in millions) Basis point (bps)	First Quarter
Prior Period Development from prior years recognized in 2022	$32
Decrease to benefit ratio	(230 bps)
Prior Period Development from prior years recognized in 2021	$92
Decrease to benefit ratio	(600 bps)
Excluding the impact of the favorable Prior Period Development, the segment's benefit ratio would have been 77.0 percent in 1Q22 compared to 80.7 percent in 1Q21.
Group and Specialty segment operating costs:
The year-over-year comparison of the Group and Specialty segment's GAAP operating cost ratio was unfavorably affected by the following factors:
•the impact of membership declining at a greater rate than the decline in absolute administrative expenses within the segment leading to greater proportion of expense to fully-insured premiums and services revenues,
•a greater proportion of the segment's membership being associated with the company's ASO commercial and Military services businesses; each of which have a higher operating cost ratio than the fully-insured commercial product, and
•investments in the Military services business across demonstration programs, partners service contracts and in preparation for the next generation of the United States Department of Defense's TRICARE contracts, as well as investments in the company's specialty business to promote growth.
Group and Specialty segment enrollment:

			Year-over-Year Change			Sequential Change
	March 31, 2022	March 31, 2021	Amount	Percent	December 31, 2021	Amount	Percent
Medical Membership:
Fully-insured commercial medical	624.4	721.3	(96.9)	-13.4%	674.6	(50.2)	-7.4%
ASO commercial	451.8	500.6	(48.8)	-9.7%	495.5	(43.7)	-8.8%
Military services	6,027.5	6,047.4	(19.9)	-0.3%	6,049.0	(21.5)	-0.4%
Total Group and Specialty	7,103.7	7,269.3	(165.6)	-2.3%	7,219.1	(115.4)	-1.6%

			Year-over-Year Change			Sequential Change
Specialty Membership:	March 31, 2022	March 31, 2021	Amount	Percent	December 31, 2021	Amount	Percent
Dental—fully-insured	2,481.5	2,582.9	(101.4)	-3.9%	2,543.4	(61.9)	-2.4%
Dental—ASO	285.9	276.6	9.3	3.4%	279.3	6.6	2.4%
Vision	2,006.3	2,060.8	(54.5)	-2.6%	2,062.0	(55.7)	-2.7%
Other supplemental benefits	408.9	405.8	3.1	0.8%	409.6	(0.7)	-0.2%
Total Specialty Membership	5,182.6	5,326.1	(143.5)	-2.7%	5,294.3	(111.7)	-2.1%
Group fully-insured commercial medical
The year-over-year and sequential declines reflect the impact of the company's pricing discipline to address COVID-19 and improve profitability.
Group ASO commercial medical
The year-over-year and sequential declines reflect continued intensified competition for small group accounts, partially offset by strong retention among large group accounts.
Specialty (f)
The year-over-year and sequential declines reflect the loss of dental and vision groups cross-sold with medical, as reflected in the loss of group fully-insured commercial medical discussed above. Current membership also reflects the impact of the economic impact of the COVID-19 pandemic.
Humana’s Healthcare Services Segment
This segment includes pharmacy, provider, and home services, along with other services and capabilities to promote wellness and advance population health. The operations of the recently acquired full ownership of Kindred at Home, as well as the company's strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers are also included in the Healthcare Services segment. Services offered by this segment are designed to enhance the overall healthcare experience. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

Healthcare Services segment results in millions, except percentages	1Q22	1Q21
Revenues - GAAP	$8,688	$7,198
Operating cost ratio - GAAP	94.2%	96.0%
Segment earnings attributable to Humana- GAAP	$446	$269
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (c)	$499	$329
Healthcare Services segment revenues:
Healthcare Services segment revenues in 1Q22 increased by $1.49 billion, or 21 percent, from segment revenues in 1Q21. The year-over-year quarterly comparison was favorably impacted by the following factors:

•the impact of Kindred at Home revenues (prior to the third quarter of 2021, Kindred at Home's results were non-consolidating reflective of Humana's minority ownership interest),
•the company's strong individual Medicare Advantage and state-based contracts membership growth leading to higher pharmacy revenues,
•impact of greater mail-order pharmacy penetration by retained members, and
•higher revenues associated with growth in the company's provider business.
Healthcare Services segment operating costs:
The year-over-year decline in the segment's operating cost ratio was primarily attributable to to the consolidation of Kindred at Home operations which have a lower operating cost ratio than other businesses within the segment, combined with a favorable impact to the ratio related to the company's pharmacy operations.
See additional operational metrics for the Healthcare Services segment on pages S-10 through S-12 of the statistical supplement included in this release.
Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
To participate via phone, please register in advance at this link - http://www.directeventreg.com/registration/event/6798094. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including dial-in number, event passcode, and unique registrant ID that can be used to access the call. A webcast of the 1Q22 earnings call may also be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will be available from approximately 12:30 p.m. Eastern time on April 27, 2022 until 12:30 p.m. Eastern time on May 4, 2022 and can be accessed by dialing 855-859-2056 and providing the conference ID #6798094.
Footnotes
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

(a) 1Q22 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $19 pretax, or $0.11 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $4 million in the Retail segment and $1 million in the Group and Specialty segment).
•Put/call valuation adjustments of approximately $21 million pretax, or $0.12 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.

•Transaction and integration costs associated with the Kindred at Home acquisition of approximately $17 million pretax, or $0.10 per diluted common share; GAAP measure affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio.
•Change in fair market value of publicly-traded equity securities of $109 million pretax, or $0.66 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues.

Consolidated revenues (in millions)	1Q22 (a)	1Q21 (b)
GAAP	$23,970	$20,668
Change in fair market value of publicly-traded equity securities	109	85
Adjusted (non-GAAP)	$24,079	$20,753
(b) 1Q21 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $15 million pretax, or $0.08 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $4 million in the Retail segment and $1 million in the Group and Specialty segment).
•Put/call valuation adjustments of approximately $115 million pretax, or $0.69 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Change in fair market value of publicly-traded equity securities of $85 million pretax, or $0.51 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues.

(c) The Healthcare Services segment Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) includes GAAP segment earnings attributable to Humana with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. Adjusted EBITDA includes results from all lines of business within the segment. Adjusted EBITDA also includes the impact of Humana’s minority interest related to the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers. Prior periods reflect the impact of Humana's previous 40 percent minority interest in Kindred at Home. In August 2021, Humana completed the acquisition of the remaining 60 percent ownership of Kindred at Home and accordingly, now consolidates its results.

Healthcare Services segment results (in millions)	1Q22	1Q21
GAAP segment earnings attributable to Humana	$446	$269
Depreciation and amortization expense	53	45
Interest and taxes	—	15
Adjusted EBITDA	$499	$329

(d) FY 2022 projected Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $0.44 per diluted common share.
•Put/call valuation adjustments of approximately $0.12 per diluted common share, associated with Humana’s non-consolidating minority interest investments. FY 2022 GAAP EPS guidance excludes the impact of future value changes of these put/call options as the future value changes cannot be estimated.
•Transaction and integration costs associated with the Kindred at Home acquisition of approximately $0.54 per diluted common share.
•Change in fair market value of publicly-traded equity securities of $0.66 per diluted common share. The future value of publicly-traded equity securities, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of these investments.

(e) FY 2021 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $0.39 per diluted common share.
•Gain associated with Kindred at Home equity method investment of approximately $8.73 per diluted common share; the gain was recorded upon closing of the Kindred at Home transaction in August 2021.

•Put/call valuation adjustments of approximately $3.56 per diluted common share, associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021.
•Transaction and integration costs associated with the Kindred at Home acquisition of approximately $0.72 per diluted common share.
•Change in fair market value of publicly-traded equity securities of $2.03 per diluted common share.

(f) The company provides a full range of insured specialty products including dental, vision, and life insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.
Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:
•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt the company's operations or in the unintentional dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts; governmental audits and investigations; potential inadequacy of government determined payment rates; potential restrictions on profitability; including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business; or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on the company's operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana faces significant competition in attracting and retaining talented employees. Further, managing succession for, and retention of, key executives is critical to the Company’s success, and its failure to do so could adversely affect the Company’s businesses, operating results and/or future performance.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
•The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

As the COVID-19 pandemic continues, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, each of which could be impacted by many factors, including the impacts that Humana has experienced, and may continue to experience, to its revenues due to limitations on its ability to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles, as a result of the company’s members being unable or unwilling to see their providers due to actions taken to mitigate the spread of COVID-19; increased costs that may result from higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs; and shifts in the company’s premium and medical claims cost trends to reflect the demographic impact of higher mortality during the COVID-19 pandemic. In addition, Humana is offering, and has been mandated by legislative and regulatory action (including the Families First Act and CARES Act) to provide, certain expanded benefit coverage to its members, such as waiving, or reimbursing, certain costs for COVID-19 testing, vaccinations and treatment. These measures taken by Humana, or governmental action, to respond to the ongoing impact of COVID-19 (including further expansion or modification of the services delivered to its members, the adoption or modification of regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements), and the potential for widespread testing, treatments and the distribution and administration of COVID-19 vaccines, could adversely impact the company’s profitability.

The spread and impact of COVID-19 and additional variants, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. A significant subset of the company's and the company's third party providers' employee population are in a remote work environment in an effort to mitigate the spread of COVID-19, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal, proprietary, or confidential information. The continued COVID-19 pandemic has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.
The ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, and the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting or reimposing restrictions on movement and economic activity, the timing and degree in resumption of demand for deferred healthcare services, the pace of administration of COVID-19 vaccines and the effectiveness of those vaccines, and related risks. The magnitude and duration of the pandemic remain uncertain, and its impact on Humana’s business, results of operations, financial position, and cash flows could be material.
In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2021; and
•Form 8-Ks filed during 2022.
About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information

Humana Inc. Full Year 2022 Projections - AS OF APRIL 27, 2022
in accordance with GAAP unless otherwise noted; at this time, only the Adjusted EPS and Healthcare Services Adjusted EBITDA line items reflect the estimated impact of the divestiture of Kindred at Home's Hospice and Personal Care divisions

	Update from Initial Guidance	Initial Guidance	Comments
Diluted earnings per common share
GAAP	approximately $22.98	at least $23.08	Non-GAAP Adjustments noted in footnote (d).
Adjustments	$1.52	$0.92
Non-GAAP	approximately $24.50	at least $24.00

Total Revenues
Consolidated	no change	$91.6 billion to $93.2 billion	Consolidated and segment level revenue projections include expected investment income. Segment level revenues include amounts that eliminate in consolidation.
Retail segment	no change	$81.2 billion to $82.2 billion
Group and Specialty segment	no change	$6.2 billion to $6.7 billion
Healthcare Services segment	no change	$35.8 billion to $36.3 billion

Change in year-end medical membership from prior year-end
Individual Medicare Advantage	no change	Up 150,000 to 200,000
Group Medicare Advantage	no change	Generally flat
Medicare stand-alone PDP	Down 100,000	Down 125,000
State-based contracts	Down 25,000 to 50,000	Down 50,000 to 100,000	State-based contracts guidance includes membership in Florida, Kentucky, Illinois, Wisconsin, South Carolina, and Ohio. Assumes Public Health Emergency (PHE) will end in July 2022.
Group commercial medical	no change	Down 125,000 to 165,000	Group commercial medical membership includes fully-insured and ASO (self-insured).

Benefit Ratio
Retail segment	no change	86.6% to 87.6%	Ratio calculation: benefits expense as a percent of premiums revenues.
Group and Specialty segment	no change	78.3% to 78.8%

Consolidated Operating Cost Ratio
GAAP	no change	13.3% to 14.3%	Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income.
Adjusted	no change	13.2% to 14.2%	Adjusted range excludes the impact of Kindred at Home transaction and integration costs

Segment Results
Retail earnings	no change	$2.35 billion to $2.55 billion	No material impact to segment earnings anticipated from non-GAAP adjustments.
Group and Specialty earnings	no change	$185 million to $285 million
Healthcare Services Adjusted EBITDA	$1.725 billion to $1.875 billion	$1.675 billion to $1.825 billion

Effective Tax Rate	no change	23.3% to 23.9%
Weighted Avg. Share Count for Diluted EPS	no change	127.1 million to 128.1 million
Cash flows from operations	no change	$3.0 billion to $3.5 billion
Capital expenditures	no change	~$1.3 billion

Humana Inc.
Statistical Schedules
And
Supplementary Information
1Q22 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 1Q22 Earnings Release
Contents

(S-3)	Consolidated Statements of Income
(S-4)	Consolidated Balance Sheets
(S-5)	Consolidated Statements of Cash Flows
(S-6 - S-7)	Consolidating Statements of Income - Quarter
(S-8)	Membership Detail
(S-9)	Premiums and Services Revenue Detail
(S-10 - S-12)	Healthcare Services Segment - Pharmacy, Provider Services, & Home Solutions
(S-13)	Benefits Payable Statistics
(S-14)	Footnotes

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the three months ended March 31,
			Dollar	Percentage
	2022	2021	Change	Change
Revenues:
Premiums	$22,703	$20,124	$2,579	12.8%
Services	1,264	466	798	171.2%
Investment income	3	78	(75)	-96.2%
Total revenues	23,970	20,668	3,302	16.0%
Operating expenses:
Benefits	19,625	17,296	2,329	13.5%
Operating costs	2,886	2,007	879	43.8%
Depreciation and amortization	170	142	28	19.7%
Total operating expenses	22,681	19,445	3,236	16.6%
Income from operations	1,289	1,223	66	5.4%
Interest expense	90	68	22	32.4%
Other (income) expense, net (A)	(21)	115	136	118.3%
Income before income taxes and equity in net earnings	1,220	1,040	180	17.3%
Provision for income taxes	286	233	53	22.7%
Equity in net (losses) earnings (B)	(4)	21	(25)	-119.0%
Net income	$930	$828	$102	12.3%
Less: Net income attributable to noncontrolling interests	—	—	—	n/a
Net income attributable to Humana	$930	$828	$102	12.3%
Basic earnings per common share	$7.32	$6.42	$0.90	14.0%
Diluted earnings per common share	$7.29	$6.39	$0.90	14.1%
Shares used in computing basic earnings per common share (000’s)	126,938	128,931
Shares used in computing diluted earnings per common share (000’s)	127,474	129,551

Humana Inc.
Consolidated Balance Sheets
Dollars in millions, except share amounts

	March 31,	December 31,	Year-to-Date Change
	2022	2021	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$4,864	$3,394
Investment securities	13,092	13,192
Receivables, net	3,174	1,814
Other current assets	5,710	6,493
Total current assets	26,840	24,893	$1,947	7.8%
Property and equipment, net	3,189	3,073
Long-term investment securities	392	780
Goodwill	11,139	11,092
Equity method investments	138	141
Other long-term assets	4,610	4,379
Total assets	$46,308	$44,358	$1,950	4.4%
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$9,378	$8,289
Trade accounts payable and accrued expenses	5,859	4,509
Book overdraft	317	326
Unearned revenues	288	254
Short-term debt	1,690	1,953
Total current liabilities	17,532	15,331	$2,201	14.4%
Long-term debt	11,285	10,541
Other long-term liabilities	2,149	2,383
Total liabilities	30,966	28,255	$2,711	9.6%
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,648,742 issued at March 31, 2022	33	33
Capital in excess of par value	3,103	3,082
Retained earnings	23,915	23,086
Accumulated other comprehensive (loss) income	(572)	42
Treasury stock, at cost, 72,155,340 shares at March 31, 2022	(11,160)	(10,163)
Noncontrolling interests	23	23
Total stockholders’ equity	15,342	16,103	$(761)	-4.7%
Total liabilities and stockholders’ equity	$46,308	$44,358	$1,950	4.4%
Debt-to-total capitalization ratio	45.8%	43.7%

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the three months ended March 31,
	2022	2021	Dollar Change	Percentage Change
Cash flows from operating activities
Net income	$930	$828
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	181	153
Amortization	24	15
Loss (gain) on investment securities, net	76	(10)
Equity in net loss (earnings)	4	(21)
Stock-based compensation	43	39
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(1,360)	(1,049)
Other assets	(628)	(1,095)
Benefits payable	1,089	466
Other liabilities	(103)	(151)
Unearned revenues	34	7
Other, net	12	(19)
Net cash provided by (used in) operating activities	302	(837)	$1,139	136.1%
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(74)	(123)
Purchases of property and equipment, net	(295)	(290)
Purchases of investment securities	(2,161)	(3,720)
Maturities of investment securities	588	692
Proceeds from sales of investment securities	1,294	1,953
Net cash used in investing activities	(648)	(1,488)	$840	56.5%
Cash flows from financing activities
Receipts from contract deposits, net	2,475	1,015
Proceeds from issuance of senior notes, net	744	—
Debt issue costs	(1)	—
(Repayment) proceeds from the issuance of commercial paper, net	(265)	603
Change in book overdraft	(9)	23
Common stock repurchases	(1,024)	(30)
Dividends paid	(91)	(83)
Other	(13)	1
Net cash provided by financing activities	1,816	1,529	$287	18.8%
Increase (decrease) in cash and cash equivalents	1,470	(796)
Cash and cash equivalents at beginning of period	3,394	4,673
Cash and cash equivalents at end of period	$4,864	$3,877

Humana Inc.
Consolidating Statements of Income—For the three months ended March 31, 2022
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$17,052	$—	$—	$—	$17,052
Group Medicare Advantage	1,875	—	—	—	1,875
Medicare stand-alone PDP	639	—	—	—	639
Total Medicare	19,566	—	—	—	19,566
Fully-insured	182	972	—	—	1,154
Specialty	—	429	—	—	429
Medicaid and other (C)	1,554	—	—	—	1,554
Total premiums	21,302	1,401	—	—	22,703
Services revenue:
Home solutions (D)	—	—	726	—	726
Pharmacy solutions	—	—	224	—	224
Provider services	—	—	113	—	113
ASO and other (E)	6	195	—	—	201
Total services revenue	6	195	1,063	—	1,264
Total revenues—external customers	21,308	1,596	1,063	—	23,967
Intersegment revenues
Services	—	14	5,177	(5,191)	—
Products	—	—	2,446	(2,446)	—
Total intersegment revenues	—	14	7,623	(7,637)	—
Investment income (loss)	43	3	2	(45)	3
Total revenues	21,351	1,613	8,688	(7,682)	23,970
Operating expenses:
Benefits	18,750	1,046	—	(171)	19,625
Operating costs	1,694	413	8,185	(7,406)	2,886
Depreciation and amortization	123	22	53	(28)	170
Total operating expenses	20,567	1,481	8,238	(7,605)	22,681
Income (loss) from operations	784	132	450	(77)	1,289
Interest expense	—	—	—	90	90
Other income, net (A)	—	—	—	(21)	(21)
Income (loss) before income taxes and equity in net earnings	784	132	450	(146)	1,220
Equity in net losses (B)	—	—	(4)	—	(4)
Segment earnings (loss)	784	132	446	(146)	1,216
Less: Noncontrolling interests	—	—	—	—	—
Segment (loss) earnings attributable to Humana	$784	$132	$446	$(146)	$1,216
Benefit ratio	88.0%	74.7%			86.4%
Operating cost ratio	8.0%	25.7%	94.2%		12.0%

Humana Inc.
Consolidating Statements of Income—For the three months ended March 31, 2021
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$14,815	$—	$—	$—	$14,815
Group Medicare Advantage	1,755	—	—	—	1,755
Medicare stand-alone PDP	664	—	—	—	664
Total Medicare	17,234	—	—	—	17,234
Fully-insured	178	1,099	—	—	1,277
Specialty	—	434	—	—	434
Medicaid and other (C)	1,179	—	—	—	1,179
Total premiums	18,591	1,533	—	—	20,124
Services revenue:
Home solutions (D)	—	—	24	—	24
Pharmacy solutions	—	—	156	—	156
Provider services	—	—	91	—	91
ASO and other (E)	5	190	—	—	195
Total services revenue	5	190	271	—	466
Total revenues—external customers	18,596	1,723	271	—	20,590
Intersegment revenues
Services	—	10	4,774	(4,784)	—
Products	—	—	2,152	(2,152)	—
Total intersegment revenues	—	10	6,926	(6,936)	—
Investment income	52	4	1	21	78
Total revenues	18,648	1,737	7,198	(6,915)	20,668
Operating expenses:
Benefits	16,299	1,145	—	(148)	17,296
Operating costs	1,451	397	6,910	(6,751)	2,007
Depreciation and amortization	104	21	40	(23)	142
Total operating expenses	17,854	1,563	6,950	(6,922)	19,445
Income from operations	794	174	248	7	1,223
Interest expense	—	—	—	68	68
Other expense, net (A)	—	—	—	115	115
Income (loss) before income taxes and equity in net earnings	794	174	248	(176)	1,040
Equity in net earnings (B)	—	—	21	—	21
Segment (loss) earnings	$794	$174	$269	$(176)	$1,061
Benefit ratio	87.7%	74.7%			85.9%
Operating cost ratio	7.8%	22.9%	96.0%		9.7%

Humana Inc.
Membership Detail
In thousands

				Year-over-Year Change			Sequential Change
	March 31, 2022	Average 1Q22	March 31, 2021	Amount	Percent	December 31, 2021	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	4,538.2	4,543.1	4,291.3	246.9	5.8%	4,409.1	129.1	2.9%
Group Medicare Advantage	562.2	562.7	556.7	5.5	1.0%	560.6	1.6	0.3%
Total Medicare Advantage	5,100.4	5,105.8	4,848.0	252.4	5.2%	4,969.7	130.7	2.6%
Medicare stand-alone PDP	3,607.0	3,626.4	3,666.2	(59.2)	-1.6%	3,606.2	0.8	—%
Total Medicare	8,707.4	8,732.2	8,514.2	193.2	2.3%	8,575.9	131.5	1.5%
State-based contracts and other (F)	1,010.3	1,001.5	838.9	171.4	20.4%	940.1	70.2	7.5%
Medicare Supplement	318.4	319.5	328.1	(9.7)	-3.0%	331.9	(13.5)	-4.1%
Total Retail	10,036.1	10,053.2	9,681.2	354.9	3.7%	9,847.9	188.2	1.9%
Group and Specialty
Fully-insured commercial medical	624.4	630.7	721.3	(96.9)	-13.4%	674.6	(50.2)	-7.4%
ASO commercial	451.8	456.3	500.6	(48.8)	-9.7%	495.5	(43.7)	-8.8%
Military services	6,027.5	6,043.6	6,047.4	(19.9)	-0.3%	6,049.0	(21.5)	-0.4%
Total Group and Specialty	7,103.7	7,130.6	7,269.3	(165.6)	-2.3%	7,219.1	(115.4)	-1.6%
Total Medical Membership	17,139.8	17,183.8	16,950.5	189.3	1.1%	17,067.0	72.8	0.4%

Specialty Membership (included in Group and Specialty segment):
Dental—fully-insured (G)	2,481.5	2,489.6	2,582.9	(101.4)	-3.9%	2,543.4	(61.9)	-2.4%
Dental—ASO	285.9	287.4	276.6	9.3	3.4%	279.3	6.6	2.4%
Vision	2,006.3	2,011.9	2,060.8	(54.5)	-2.6%	2,062.0	(55.7)	-2.7%
Other supplemental benefits (H)	408.9	409.2	405.8	3.1	0.8%	409.6	(0.7)	-0.2%
Total Specialty Membership	5,182.6	5,198.1	5,326.1	(143.5)	-2.7%	5,294.3	(111.7)	-2.1%

	March 31, 2022	Member Mix March 31, 2022	March 31, 2021	Member Mix March 31, 2021
Individual Medicare Advantage Membership
HMO	2,625.9	58%	2,546.8	59%
PPO/PFFS	1,912.3	42%	1,744.5	41%
Total Individual Medicare Advantage	4,538.2	100%	4,291.3	100%
Individual Medicare Advantage Membership (I) (J)
Shared Risk (K)	1,503.1	33%	1,342.8	31%
Path to Risk (L)	1,550.5	34%	1,467.9	34%
Total Value-based	3,053.6	67%	2,810.7	65%
Other	1,484.6	33%	1,480.6	35%
Total Individual Medicare Advantage	4,538.2	100%	4,291.3	100%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the three months ended March 31,				Per Member per Month (O) For the three months ended March 31,
			Dollar	Percentage
	2022	2021	Change	Change	2022	2021
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$17,052	$14,815	$2,237	15.1%	$1,251	$1,154
Group Medicare Advantage	1,875	1,755	120	6.8%	1,111	1,050
Medicare stand-alone PDP	639	664	(25)	-3.8%	59	60
State-based contracts and other (C)	1,554	1,179	375	31.8%	517	475
Medicare Supplement	182	178	4	2.2%	190	181
Other services	6	5	1	20.0%
Total Retail	21,308	18,596	2,712	14.6%
Group and Specialty
Fully-insured commercial medical	972	1,099	(127)	-11.6%	514	504
Specialty (M)	429	434	(5)	-1.2%	29	29
Commercial ASO & other services (E)	82	78	4	5.1%
Military services (N)	127	122	5	4.1%
Total Group and Specialty	1,610	1,733	(123)	-7.1%
Healthcare Services
Pharmacy solutions	6,897	6,373	524	8.2%
Provider services	861	677	184	27.2%
Home solutions (D)	928	147	781	531.3%
Total Healthcare Services	8,686	7,197	1,489	20.7%

Humana Inc.
Healthcare Services Segment - Pharmacy Solutions
Script volume in thousands

	For the three months ended March 31, 2022	For the three months ended March 31, 2021	Year-over-Year Difference		For the three months ended December 31, 2021	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.5%	91.5%	—%		91.8%	-0.3%
Group and Specialty	89.2%	88.7%	0.5%		88.3%	0.9%

Mail-Order Penetration
Retail	30.1%	29.5%	0.6%		30.7%	-0.6%
Group and Specialty	7.0%	6.5%	0.5%		6.6%	0.4%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (P)	130,900	125,500	5,400	4.3%	130,300	600	0.5%

Humana Inc.
Healthcare Services Segment - Provider Services (Q)

	As of March 31, 2022			As of March 31, 2021			Year-over-Year Growth
		Primary			Primary			Primary
	Center	Care	Patients	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (R)	Count	Providers	Served (R)	Count	Providers	Served
De novo	37	69	14,700	23	42	5,600	60.9%	64.3%	162.5%
Wholly-owned	177	522	165,600	147	402	128,500	20.4%	29.9%	28.9%
Independent Physician Associations			58,400			60,400			(3.3)%
	214	591	238,700	170	444	194,500	25.9%	33.1%	22.7%

	December 31, 2021			Sequential Growth
		Primary			Primary
	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (R)	Count	Providers	Served
De novo	32	66	10,100	15.6%	4.5%	45.5%
Wholly-owned	174	473	167,600	1.7%	10.4%	(1.2)%
Independent Physician Associations			57,100			2.3%
	206	539	234,800	3.9%	9.6%	1.7%

Humana Inc.
Healthcare Services Segment - Home Solutions

	For the quarter ended March 31, 2022	For the quarter ended March 31, 2021	Year-over-Year Growth

Episodic Admissions (S)	70,366	67,978	3.5%
Total Admissions - Same Store (T)	89,966	85,747	4.9%

	March 31, 2022	March 31, 2021	Year-over-Year Growth
Members covered by a value-based home care model	267,400	263,800	1.4%

Humana Inc.
Benefits Payable Statistics (U)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
3/31/2021	45.0	3.7	9.0%
6/30/2021	45.0	(6.2)	-12.1%
9/30/2021	46.5	(1.9)	-3.9%
12/31/2021	43.7	(2.5)	-5.4%
3/31/2022	43.0	(2.0)	-4.4%

Change in Days in Claims Payable (DCP) (V)	1Q 2022	1Q 2021	4Q 2021	Last Twelve Months
DCP—beginning of period	43.7	46.2	46.5	45.0
Components of change in DCP:
Provider accruals (W)	0.8	(0.9)	(0.7)	(0.6)
Medical fee-for-service (X)	(3.1)	(1.1)	(1.6)	(2.0)
Pharmacy (Y)	1.7	1.0	(0.5)	0.4
Processed claims inventory (Z)	0.1	—	0.1	0.2
Other (AA)	(0.2)	(0.2)	(0.1)	—
DCP—end of period	43.0	45.0	43.7	43.0
Total change from beginning of period	(0.7)	(1.2)	(2.8)	(2.0)

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
1Q22 Earnings Release
(A)Put/call valuation adjustments associated with the company's non-consolidating minority interest investments.
(B)Net earnings (loss) associated with the company's non-consolidating minority interest investments.
(C)The Medicaid and other category includes premiums associated with the company’s Medicaid business, as well as premiums associated with the health plan's direct contracting entity.
(D)Reflects results from the company's home health and hospice lines of business, including the consolidated impact of Kindred at Home operations in 1Q22.
(E)The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.
(F)Membership includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts, as well as members associated with the health plan's direct contract entity.
(G)Fully-insured dental membership as reported does not include Humana members that have a Medicare Advantage plan that includes an embedded dental benefit. Costs associated with these dental benefits, however, are recorded in the Group and Specialty segment earnings results.
(H)Other supplemental benefits include group life policies.
(I)Members and plans connected to Humana's 2021 Independent Care Health Plan (iCare) acquisition are being integrated into the company's systems, as such, there may be fluctuations in the value-based care distribution as the integration effort is finalized.
(J)The following table depicts the value-based primary care providers that are associated with Humana's individual Medicare Advantage membership in a value-based care arrangement.

Value-based Primary Care Providers
	March 31, 2022	March 31, 2021	Difference		December 31, 2021	Difference
Shared Risk (K)
Proprietary	1,400	1,000	400	40.0%	1,400	—	—%
Contracted	29,200	25,700	3,500	13.6%	26,800	2,400	9.0%
Path to Risk (L)	43,900	44,900	(1,000)	-2.2%	45,900	(2,000)	-4.4%
Total Value-based	74,500	71,600	2,900	4.1%	74,100	400	0.5%
(K)In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(L)A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(M)Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period. Included with specialty premiums are stop-loss ASO premiums.
(N)The amounts primarily reflect services revenues under the TRICARE East Region contract that generally are contracted on a per-member basis.
(O)Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(P)Script volume is presented on an adjusted 30-day equivalent basis. This includes all scripts processed by the Humana pharmacy benefit manager (PBM).
(Q)De novo refers to all new centers opened since 2020 under the WCAS joint venture. Wholly-owned refers to all centers outside the WCAS joint venture.
(R)Represents Medicare Advantage (MA) risk, MA path to risk, MA value-based, Direct Contracting Entity, and Accountable Care Organization patients.
(S)Reflects patient admissions under the Patient Driven Groupings Model (PDGM) payment model.
(T)Reflects all patient admissions regardless of reimbursement model.
(U)A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements.
(V)DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(W)Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(X)Represents medical and specialty claims incurred but not reported (IBNR) for non-pharmacy fully-insured products.
(Y)Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.
(Z)Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.
(AA)Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.